Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Lightstone Value Plus Real Estate Investment Trust II, Inc.

We hereby consent to the incorporation by reference in this Prospectus constituting a part of this Registration Statement on Form S-11 of Lightstone Value Plus Real Estate Investment Trust II, Inc. of our report dated March 31, 2011, on our audit of the financial statements of Brownmill LLC as of December 31, 2010 and for the period April 1, 2010 through December 31, 2010, which is incorporated by reference in this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement on Form S-11.

/s/ EisnerAmper LLP

Edison, New Jersey
November 4, 2011